Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND THE ORDINARY SHARES (AND ANY OTHER SECURITIES) ISSUABLE UPON CONVERSION THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND THE ORDINARY SHARES (AND ANY OTHER SECURITIES) ISSUABLE UPON CONVERSION THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) TO A NON U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT TO WHICH THE COMPANY IS A PARTY DATED AS OF JULY 7, 2003 RELATING TO THE SECURITY AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT.

No. 1	$100,000,000

CUSIP No. 82922RAA1	Issue Date: July 7, 2003

ISIN No. US82922RAA14

SINA CORPORATION

Zero Coupon Convertible Subordinated Notes Due July 15, 2023

     SINA Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands, for value received, promises to pay to The Bank of New York as Trustee, or registered assigns, the principal sum of one hundred million dollars (U.S.$100,000,000) or such greater or lesser amount as is indicated on the Schedule of Exchanges of Securities on the reverse of this Security on July 15, 2023.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

SINA CORPORATION

Dated:	By:
Name:
Title:

Authenticated:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signer

(Reverse of Security)
SINA CORPORATION

Zero Coupon Convertible Subordinated Notes Due July 15, 2023

SINA CORPORATION (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands.

1.	METHOD OF PAYMENT

SINA CORPORATION, (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands will pay principal and interest, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts. Holders must surrender Securities to a Paying Agent to collect principal payments.

2.	RANKING

This Security is a subordinated unsecured obligation of SINA and ranks pari passu in right of payment with all existing and future subordinated indebtedness of SINA.

3.	PAYING AGENT, REGISTRAR, CONVERSION AGENT

Initially, The Bank of New York (the “Trustee”) will act as Paying Agent, Registrar, Transfer Agent and Conversion Agent. The Company may change any Paying Agent, Registrar, Transfer Agent, Conversion Agent or Co-Registrar by giving notice to the Trustee. The Company may act as Paying Agent, Registrar, Transfer Agent, Conversion Agent or Co-Registrar.

4.	INDENTURE

The Company issued this Security as one of a duly authorized issue of Notes of the Company designated as its Zero Coupon Convertible Subordinated Notes Due July 15, 2023 (the “Securities”) under an Indenture dated as of July 7, 2003 (the “Indenture”), between the Company and the Trustee. The terms of the Securities are qualified in their entirety by those stated in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture for a statement of such terms. Terms used herein that are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture. The Securities are general subordinated unsecured obligations of the Company limited to $100,000,000 in aggregate principal amount.

5.	OPTIONAL REDEMPTION

The Securities may not be redeemed prior to July 15, 2012, and are redeemable, subject to the subordination provisions described below, on such date and thereafter at the option of the Company, as a whole at any time, or in part from time to time, at 100% of the principal amount plus accrued and unpaid interest, if any, up to, but not including, the redemption date.

6.	PURCHASE AT OPTION OF HOLDER

Subject to the terms and conditions of the Indenture, the Company shall purchase, at the option of the Holder, all or any portion of the Securities held by such Holder, in any integral multiple of $1,000, on July 15 annually from 2007 to 2013 and on July 15, 2018 (each, a “Purchase Date”) at a purchase price per Security equal to 100% of the aggregate principal amount of the Security (the “Purchase Price”), together with accrued and unpaid interest, if any, up to but not including the Purchase Date upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the fifth Business Day prior to such Purchase Date, and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

Holders have the right to withdraw any Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If a Change of Control (as defined below) occurs, each Holder of Securities shall have the right, at the Holder’s option, to require the Company to repurchase all of such Holder’s Securities, or any portion thereof that is an integral multiple of $1,000, on the date (the “Change of Control Purchase Date”) selected by the Company that is not less than 10 nor more than 30 days after the Final Surrender Date (as defined below), at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date (the “Change of Control Purchase Price”).

Unless the Company shall have theretofore called for redemption all the outstanding Securities, on or before the 30th day after the occurrence of a Change of Control, the Company shall mail or cause the Trustee to mail to all Holders of record of the Securities a notice (the “Company Notice”) describing, among other things, the occurrence of such Change of Control and of the repurchase right arising as a result thereof as well as the Final Surrender Date and the Repurchase Date. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York which newspaper shall be The Wall Street Journal. To exercise the repurchase right, a Holder of Securities must surrender, on or before the date which, subject to any contrary requirements of applicable law, is 60 days after the date of mailing of the Company Notice (the “Final Surrender Date”) the Securities with respect to which the right is being exercised, which, in the case of definitive Securities, must be duly endorsed for transfer to the Company.

The term “Change of Control” shall mean a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becoming the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of Voting Shares (as defined below) of the Company entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares of the Company (including any right to acquire Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner).

The term “Voting Shares” shall mean all outstanding shares of any class or series (however designated) of Capital Stock entitled to vote generally in the election of members of the Board of Directors.

7.	NOTICE OF REDEMPTION

Notice of redemption pursuant to paragraph 5 must be mailed at least 20 days, but not more than 60 days, before the redemption date to each Holder of Securities to be redeemed at his address as shown on the register kept by the Registrar, and to beneficial owners as required by applicable law. Securities in denominations larger than $1,000 may be redeemed in part, but only in integral multiples of $1,000. On and after the redemption date, interest shall cease to accrue on Securities or any portion of them called for redemption; provided that funds in the requisite amount are paid or made available for payment on that date.

8.	CONVERSION

Subject to the terms of the Indenture, Holders may surrender Securities for conversion into shares of Ordinary Shares at any time on or prior to July 15, 2023 at the Conversion Price then in effect. The conversion right with respect to the Security or the portion of the Security being redeemed will expire: (i) on the date that is two Business Days immediately preceding the redemption date or the Purchase Date (provided, that the Holder has not withdrawn the Purchase Notice), as the case may be, or (ii) if the Holder has elected to participate in a repurchase upon a Change of Control, at 5:00 p.m. New York time on the business day before the Change of Control Purchase Date unless, in any case, the Company defaults in making the payment due upon such redemption or repurchase date (in which case the conversion right will terminate at the close of business on the date such default is cured). The number of shares issuable upon conversion of a Security is determined by dividing the principal amount to be converted by the Conversion Price in effect on the Conversion Date, and rounding the result to the nearest 1/l00th of a share, with 500/1,000 of a share to be rounded up. Upon conversion, no payment or adjustment for accrued interest on a converted Security (other than the payment of accrued interest to the Holder of a Security pursuant to paragraph 1 hereof) or for dividends or distributions on the Ordinary Shares will be made. The Company will deliver cash for the value of such fractional shares rounded to the nearest cent with 0.5 cents to be rounded up based on the current market price of the Ordinary Shares.

A Security in respect of which a Holder has delivered a Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Price is $25.79 per share of Ordinary Shares, subject to adjustment in certain events described in the Indenture. The initial Conversion Price is equivalent to a conversion rate of approximately 38.7692 Ordinary Shares per $1,000 principal amount of Securities, and is subject to adjustment as described in the Indenture.

Holders may only surrender their Securities for conversion if any of the following conditions is satisfied:

•	During the period from issuance to July 15, 2022, if the Sale Price of the Ordinary Shares for each of any five consecutive Trading Days in the immediately preceding fiscal quarter is more than 115% of the Conversion Price per Ordinary Share;

•	During the period from July 15, 2022 to July 15, 2023, if the Sale Price of the Ordinary Shares on the previous Trading Day is more than 115% of the Conversion Price per Ordinary Share;

•	If the Company has called the Securities for redemption;

•	If the average of the Trading Prices of the Securities for any five consecutive Trading Day period is less than 100% of the average of the Conversion Values of the Securities during that period; provided, however, that no Securities may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which Holders may require the Company to repurchase their Securities (for example, with respect to the July 15, 2007 put date, the Securities may not be converted from January 15, 2007 to July 15, 2007) if on any day during such five consecutive Trading Day period, the Sale Price of the Ordinary Shares is between the Conversion Price and 115% of the Conversion Price; or

•	If the Company makes certain significant distributions to the Holders of the Company’s Ordinary Shares or the Company enters into specified corporate transactions.

No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% in the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company from time to time may voluntarily reduce the Conversion Price for a period of at least 20 days. To convert a Security, a Holder must:

(1)	complete and sign the conversion notice (the “Conversion Notice”) on the reverse of the Security indicating, inter alia, the condition upon which the conversion is based,

(2)	surrender the Security to the Conversion Agent,

(3)	furnish the appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, and

(4)	pay any tax or duty which may be payable in respect of any transfer involving the issue or delivery of Ordinary Shares in the name of a Person other than the Holder thereof.

In the case of Global Securities, conversion notices may be delivered and such Securities may be surrendered for conversion in accordance with the Applicable Procedures. A Holder may convert a portion of a Security if the portion is $1,000 or an integral multiple of $1,000.

If the Company is a party to a consolidation or merger, or a transfer or a lease of all or substantially all of its assets or a merger which reclassifies or changes its outstanding Ordinary

Shares, the right to convert a Security into Ordinary Shares may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

9.	DENOMINATIONS, TRANSFER, EXCHANGE

The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

10.	AMENDMENT, SUPPLEMENT, WAIVER

Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented, with the consent of the Company and the Holders of a majority in aggregate principal amount of the Securities at the time outstanding, and any existing default may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time outstanding. Without the consent of any Securityholder, the Indenture or the Securities may be amended, inter alia, to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Securityholders in the case of a merger or acquisition, or to make any change that does not materially adversely affect the rights of any Securityholder.

11.	DEFAULTS AND REMEDIES

The following are Events of Default under the Indenture:

(1)	a default in the payment of principal of any Security or of the Redemption Price, Purchase Price or Repurchase Price in respect of any Security when due, whether or not such payment is prohibited by the subordination provisions of the Indenture,

(2)	a default in the payment of interest, if any, on any Security which continues for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture,

(3)	a default in the performance of any other of the Company’s covenants or agreements in the Indenture that continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of outstanding Securities,

(4)	failure by the Company to make any payment when due, including any applicable grace period, in respect of its indebtedness for borrowed money, which payment is in an amount in excess of $15 million,

(5)	default by the Company, its subsidiaries or its Associated Operating Companies with respect to an of its indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is an amount in excess of $15 million, and

(6)	certain events relating to bankruptcy, insolvency or reorganization.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding may declare the principal of, and accrued interest, if any, on all the Securities to be due and payable immediately. If the Event of Default relates to bankruptcy, insolvency, or reorganization, the Securities shall become due and payable immediately upon the occurrence of such Events of Default, subject to applicable law.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity and security satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or premium, if any, or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

12.	TRUSTEE DEALINGS WITH COMPANY

The Trustee and any agent under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee or agent.

13.	NO RECOURSE AGAINST OTHERS

A director, officer, employee or stockholder, as such, of the Company shall have no liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

14.	AUTHENTICATION

This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent on the face hereof.

15.	ABBREVIATIONS

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as but not limited to: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.	CUSIP NUMBERS

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption.

17.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

The laws of the State of New York shall govern the Indenture and the Securities without giving effect to such state’s conflicts of law principles. The Company has irrevocably and unconditionally submitted to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Indenture or the Securities. The Company has irrevocably appointed Corporation Service Company as its authorized agent for service of process and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 1172 Avenue of the Americas, 17th Floor New York, NY 10036, United States of America.

THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. IT ALSO WILL FURNISH THE TEXT OF THIS SECURITY IN LARGER TYPE. REQUESTS MAY BE MADE TO: SINA CORPORATION, 2988 CAMPUS DRIVE, SUITE 100, SAN MATEO, CALIFORNIA, 94403, USA, ATTENTION: EDWARD WU, TEL: (1-650) 638-9228, FAX NO: (1-650) 638-9268

CONVERSION NOTICE

To: SINA Corporation

     The undersigned owner of this Security hereby irrevocably exercises the option to convert this Security, or the portion hereof (which is $1,000 or an integral multiple thereof) below designated, into shares of SINA Corporation Ordinary Shares in accordance with the terms of the Indenture referred to in this Security, and directs that the Ordinary Shares issuable and/or deliverable upon conversion, together with any payment for fractional shares and any Securities representing any unconverted principal amount hereof, be issued and/or delivered to the registered Holder hereof unless a different name has been indicated below. If Ordinary Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

     To convert this Security into SINA Corporation Ordinary Shares of the Company, check the box: ☐.

     Indicate the condition on which your conversion is based:

☐	Conversion Upon Satisfaction of Market Price Condition: Section 11.01(a) of the Indenture

☐	Conversion Upon Notice of Redemption: Section 11.01(b) of the Indenture

☐	Conversion Upon Trading Price of Notes Falling Below a Percentage of the Trading Value of the Notes: Section 11.01(c) of the Indenture

☐	Conversion Upon Specified Corporation Transactions: Section 11.01(d) of the Indenture

     To convert only part of this Security, state the amount (must be $1,000 or any whole multiple thereof): $                                         .

     If you want the stock certificate made out in another Person’s name, fill in the form below:

(Insert other Person’s social security or tax identification number)

(Print or type other Person’s name, address and zip code)

Date:	Your signature:	(Sign exactly as your name appears on the face of this Security)

Signature Guaranteed:

ASSIGNMENT FORM

     To assign this Security or, in the event of conversion, shares of SINA Corporation Ordinary Shares, fill in the form below:

     I or we assign and transfer this Security or,      shares of SINA Corporation Ordinary Shares, to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint	agent to

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:	(Sign exactly as your name appears on the face of this Security)

Signature Guaranteed:

SCHEDULE OF EXCHANGES OF SECURITIES(4)

     The following exchanges, redemptions, repurchases or conversions of a part of this Global Security have been made:

Principal Amount of
this Global Security
Following Such		Amount of Decrease
Decrease Date of	Authorized Signatory	in Principal Amount	Amount of Increase in
Exchange (or	of Securities	of this Global	Principal Amount of
Increase)	Custodian	Security	this Global Security

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OR
TRANSFER OF TRANSFER RESTRICTED SECURITIES(5)

Re:	Zero Coupon Convertible Subordinated Notes due July 15, 2023 (the “Securities”) of SINA Corporation.

     This certificate relates to $               principal amount of Securities owned in (check applicable box)

     ☐ book-entry or ☐ definitive form by                     (the “Transferor”).

     The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Securities.

     In connection with such request and in respect of each such Security, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Securities as provided in Section 2 of the Indenture dated as of July 7, 2003 between SINA Corporation and The Bank of New York (the “Indenture”), and the transfer of such Security is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Security does not require registration under the Securities Act because (check applicable box):

☐	Such Security is being transferred pursuant to an effective registration statement under the Securities Act.

☐	Such Security is being acquired for the Transferor’s own account, without transfer.

☐	Such Security is being transferred to the Company or a Subsidiary (as defined in the Indenture)

☐	Such Security is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is purchasing for its own account or for the account of a “qualified institutional buyer”, in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

☐	Such Security is being transferred to a non-U.S. person in an offshore transaction in accordance with Rule 903 and Rule 904 under the Securities Act.

☐	Such Security is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

☐	Such Security is being transferred pursuant to and in compliance with an exemption from the registration requirements of the Securities Act (other than an exemption referred to above) and as a result of which such Security will, upon such transfer, cease to be a “restricted security” within the meaning of Rule 144 under the Securities Act.

     The Transferor acknowledges and agrees that, if the transferee will hold any such Securities in the form of beneficial interests in a global Security which is a “restricted security” within the meaning of Rule 144 under the Securities Act, then such transfer can only be made (a) pursuant to Rule 144A under the Securities Act and such transferee must be a “qualified institutional buyer” (as defined in Rule 144A) or (b) to a non-U.S. person in an offshore transaction in accordance with Rule 903 and Rule 904 under the Securities Act.

Date:
(Insert Name of Transferor)